Exhibit 10.1

October 16, 2014

Brian J. Kelley

92 Four Winds Lane

New Canaan, CT  06840

Dear Brian:

Alteva, Inc. (the “Company”) is pleased to offer you the following terms of employment as the Company’s CEO.  This letter is not a contract or a guarantee of any specific term or condition of employment.

You will receive an annual salary of $335,000, subject to applicable taxes and withholding, payable on the Company’s regularly scheduled payroll dates.

On January 15, 2015, you will be granted 10,000 restricted shares of Alteva stock.  These shares will vest annually over three years in three approximately equal tranches, with first tranche vesting on January 15, 2016, the second tranche vesting on January 15, 2017 and the third tranche vesting on January 15, 2018.  These grants shall be issued under and governed by an award agreement and the Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan or any amended or successor plan (the “LTIP”).

During your employment you will be eligible for certain bonus, long-term incentive, severance and other benefits pursuant to the Company’s Named Executive Officer Compensation Policy (“NEO Compensation Policy”) (enclosed) and other Company policies in place from time to time, all of which the Company may prospectively amend or terminate at any time at its discretion, unless otherwise stated.

You will be reimbursed for reasonable business expenses in accordance with the Company’s expense reimbursement policy.  However, the Company’s principal place of business is in Philadelphia.  Therefore, you will not be reimbursed for any expenses incurred traveling to Philadelphia from your home.  If you are required to travel from Philadelphia to Warwick, NY, or elsewhere, you will be reimbursed pursuant to the terms of the policy.

Your employment with the Company is at-will, meaning either you or the Company may terminate the employment relationship at any time for any reason, with or without prior notice, and the Company may modify the terms and conditions of employment, including benefits, at its discretion.  This at-will employment relationship cannot be changed by any statement or agreement unless it is in writing, expressly refers to changing your at-will employment relationship, and is signed by you and an authorized representative of the Company.  This letter supersedes the terms of any prior agreement between you and the Company.

As consideration for your employment with the Company and the benefits offered in this letter and in the NEO Compensation Policy, you are required to execute the enclosed Restrictive Covenant Agreement.

Kindly sign and return a copy of this letter to me.

Sincerely,

Kelly C. Bloss

Chairman of the Board, Independent Director

I accept the above offer of employment:

/s/ Brian Kelley
Brian Kelley

November 12, 2012
Date